September 2007	Filed pursuant to Rule 433 dated August 27, 2007 Relating to Preliminary Pricing Supplement No. 371 dated August 27, 2007 to Registration Statement No. 333-131266

Structured Investments
Opportunities in Equities
Buffered PLUS, based on the performance of a basket composed of equity indices and shares, due June 20, 2011
Buffered Performance Leveraged Upside SecuritiesSM
Buffered PLUS offer leveraged exposure to a wide variety of assets and asset classes, including equities, commodities and currencies while providing some protection against negative performance of the assets.  Once the assets have decreased in value below a specified buffer amount, the investor is exposed to the negative performance, subject to a minimum payment at maturity.  At maturity, (a) if the assets have appreciated in value, investors will receive the stated principal amount of their investment plus leveraged upside performance of the underlying assets and (b) if the assets have depreciated in value, and (i) if the closing value of the assets have not declined below the specified buffer amount, the Buffered PLUS will redeem for par or (ii) if the closing value of the assets have declined below the buffer amount, investors will lose 1% for every 1% decline below the specified buffer amount, subject to a minimum payment at maturity.
SUMMARY TERMS
Issuer:	Morgan Stanley
Issue price:	$10 per Buffered PLUS (see “Commissions and issue price” below)
Stated principal amount:	$10 per Buffered PLUS
Pricing date:	September , 2007
Original issue date:	September , 2007 (5 business days after the pricing date)
Maturity date:	June 20, 2011
Basket:	Basket Components		Bloomberg Symbol	Basket Component Weighting
•	The Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)		SX5E	35%
•	The Nikkei 225 Index		NKY	35%
•	The S&P Latin America 40® Index (the “Latin America Index”)		SPLAC	15%
•	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “underlying shares”)		FXI	15%
Aggregate principal amount:	$
Payment at maturity (per Buffered PLUS):
¡  If the basket performance factor is greater than 100%: $10 + ($10 x basket percentage increase x leverage factor)
There will be no maximum payment at maturity on the Buffered PLUS.
¡  If the basket performance factor is less than or equal to 100% but greater than or equal to 85%: $10
¡  If the basket performance factor is less than 85%: ($10 x the basket performance factor) + $1.50
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $1.50.

Leverage factor:	110%
Basket performance factor:	(final basket value / initial basket value)
Basket percentage increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:
10, which will be equal to the sum of the products of (i) the initial basket component value for each basket component and (ii) the multiplier for such basket component. Please see "Multiplier" on page 5.

Final basket value:	The sum of the products of (i) the final basket component value for each basket component and (ii) the multiplier for such basket component. Please see "Multiplier" on page 5.
Initial basket component value:
The initial basket component value for each basket component will equal (i) in the case of the indices, the respective closing value for each index on the respective basket setting date and (ii) in the case of the underlying shares, the official closing value of one underlying share on the basket setting date.

Final basket component value:
The final basket component value for each basket component will equal (i) in the case of the indices, the respective closing value for each index on the determination date and (ii) in the case of the underlying shares, the official closing value of one underlying share times the adjustment factor, each as of the determination date.

Basket setting dates:
¡ In the case of the Latin America Index and the underlying shares, the pricing date.
¡ In the case of the EuroStoxx Index and the Nikkei 225 Index, the respective index business day for such index immediately following the pricing  date, subject to postponement in the event of a non-index business day or a market disruption event.

Determination date:	June 16, 2011, subject to postponement for non-index business days or non-trading days, as applicable, or market disruption events.
Adjustment factor:	1.0, subject to change upon certain events affecting the underlying shares.
Buffer amount:	15%
Minimum payment at maturity:	$1.50 per Buffered PLUS
Maximum payment at maturity:	There will be no maximum payment at maturity on the Buffered PLUS.
Interest:	None
CUSIP:	617475462
Minimum ticketing size:	100 Buffered PLUS
Listing:	The Buffered PLUS will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. Incorporated
Commissions and issue price:		Price to public(1)	Agent’s commissions(1)(2)	Proceeds to company
	Per Buffered PLUS	$10	$0.275	$9.725
	Total	$	$	$
(1)    The actual price to public and agent’s commissions for a particular investor may be reduced for volume purchase discounts depending on the aggregate amount of Buffered PLUS purchased by that investor.  The lowest price payable by an investor is $9.90 per Buffered PLUS.  Please see “Syndicate Information” on page 7 for further details.
(2)    For additional information, see “Supplemental Information Concerning Plan of Distribution” in the accompanying preliminary pricing supplement and “Plan of Distribution” in the accompanying prospectus supplement.

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

YOU SHOULD READ THIS DOCUMENT TOGETHER WITH THE PRELIMINARY PRICING SUPPLEMENT DESCRIBING THIS OFFERING, AND THE RELATED PROSPECTUS SUPPLEMENT AND PROSPECTUS, EACH OF WHICH CAN BE ACCESSED VIA THE HYPERLINKS BELOW, BEFORE YOU DECIDE TO INVEST.

Preliminary Pricing Supplement No. 371 dated August 27, 2007
Amendment No. 1 to the Prospectus Supplement dated July 24, 2007
Prospectus dated January 25, 2006

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

September 2007	Page 2

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Investment Overview

Buffered Performance Leveraged Upside Securities

The Buffered PLUS based on the performance of a basket composed of equity indices and shares (the “Buffered PLUS”) can be used:

¡	As an alternative to direct exposure to the underlying basket of equity indices and shares (the “basket”) that enhances returns for the positive performance of the basket
¡	To enhance returns and potentially outperform the basket in a bullish scenario with unlimited appreciation potential
¡	To achieve similar levels of upside exposure to the basket as a direct investment, while using fewer dollars by taking advantage of the leverage factor
¡	To obtain a buffer against a specified level of negative performance of the basket and protect a specified portion of the invested principal against negative performance
Maturity:	3.75 years
Leverage factor:	110%
Buffer amount:	15%
Principal protection:	15% of the stated principal amount ($1.50) is protected
Coupon:	None

Basket Overview

Basket Components	Bloomberg Symbol	Basket Component Weighting
The Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	35%
The Nikkei 225 Index	NKY	35%
The S&P Latin America 40® Index (the “Latin America Index”)	SPLAC	15%
Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “underlying shares”)	FXI	15%

Basket Historical Performance from October 8, 2004 to August 22, 2007 (calculated as if the basket had an initial basket value of 10 on October 8, 2004)

September 2007	Page 3

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Key Investment Rationale

The Buffered PLUS offer 110% leveraged upside on the positive performance of the basket and provide a buffer of 15% against a decline in the value of the basket, ensuring a minimum payment of $1.50 per Buffered PLUS at maturity.

Leveraged Performance	The Buffered PLUS offer investors an opportunity to capture enhanced returns relative to a direct investment in the basket.

Payment Scenario 1
The basket increases in value and, at maturity, the Buffered PLUS redeem for the sum of (i) the stated principal amount of $10 and (ii) $10 times 110% of the basket percentage increase, which is not subject to a maximum payment amount.

Payment Scenario 2	The basket declines in value by no more than 15% and, at maturity, the Buffered PLUS redeem for the stated principal amount of $10.

Payment Scenario 3
The basket declines in value by more than 15% and, at maturity, the Buffered PLUS redeem for less than the stated principal amount by an amount that is proportionate to the decrease in the value of the basket below 85% of the initial basket value.  For example, if the basket decreases by 30%, the Buffered PLUS will redeem for $8.50 per Buffered PLUS.  The minimum payment at maturity is $1.50 per Buffered PLUS.

Summary of Selected Key Risks (see page 10)

¡	85% of the principal is at risk.
¡	No interest payments.
¡	The market price of the Buffered PLUS will be influenced by many unpredictable factors, including the value, volatility and dividend yield of the basket components.
¡	Changes in the value of one or more of the basket components may offset each other.
¡	Investing in the Buffered PLUS is not equivalent to investing in the basket components.
¡	The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.
¡	The Buffered PLUS are linked to foreign equity securities.
¡	The underlying shares are subject to currency exchange risk.
¡	Adjustments to the basket components by the applicable publisher could adversely affect the value of the Buffered PLUS.
¡	The antidilution adjustments the calculation agent is required to make do not cover every event that could affect the underlying shares.
¡	The Buffered PLUS will not be listed on any exchange, secondary trading may be limited.
¡	Economic interests of the calculation agent may be potentially adverse to investors.
¡	The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.
¡	Credit risk to Morgan Stanley whose credit rating is currently Aa3/AA–.

September 2007	Page 4

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Fact Sheet

The Buffered PLUS offered are senior unsecured obligations of Morgan Stanley, will pay no interest, only guarantee a 15% return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and the prospectus, as supplemented or modified by these terms.  At maturity, an investor will receive for each stated principal amount of Buffered PLUS that the investor holds, an amount in cash that may be greater than, equal to or less than the stated principal amount based upon the performance of the basket as of the determination date.  Under no circumstances will the payment at maturity be less than $1.50 per Buffered PLUS.  The Buffered PLUS are senior notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.
Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
September , 2007	September , 2007 (5 business days after the pricing date)	June 20, 2011, subject to postponement due to market disruption events or otherwise
Key Terms
Issuer:	Morgan Stanley
Basket:	Basket Components	Bloomberg Symbol	Basket Component Weighting
	The Dow Jones EuroStoxx 50® Index (the “EuroStoxx Index”)	SX5E	35%
	The Nikkei 225 Index	NKY	35%
	The S&P Latin America 40® Index (the “Latin America Index”)	SPLAC	15%
	Shares of the iShares® FTSE/Xinhua China 25 Index Fund (the “underlying shares”)	FXI	15%
Aggregate principal amount:	$
Issue price:	$10 per Buffered PLUS (see “Syndicate Information” below)
Stated principal amount:	$10 per Buffered PLUS
Denominations:	$10 and integral multiples thereof
Interest:	None
Bull market or bear market PLUS:	Bull market PLUS
Payment at maturity (per Buffered PLUS):
¡  If the basket performance factor is greater than 100%: $10 + ($10 x basket percentage increase x leverage factor)
There will be no maximum payment at maturity on the Buffered PLUS.
¡  If the basket performance factor is less than or equal to 100% but greater than or equal to 85%: $10
¡  If the basket performance factor is less than 85%: ($10 x the basket performance factor) + $1.50
This amount will be less than the stated principal amount of $10.  However, under no circumstances will the payment at maturity be less than $1.50.

Leverage factor:	110%
Basket performance factor:	(final basket value / initial basket value)
Basket percentage increase:	(final basket value – initial basket value) / initial basket value
Initial basket value:	10, which will be equal to the sum of the products of (i) the initial basket component value for each basket component and (ii) the multiplier for such basket component.
Final basket value:	The sum of the products of (i) the final basket component value for each basket component and (ii) the multiplier for such basket component.
Initial basket component value:
The initial basket component value for each basket component will equal (i) in the case of the indices, the respective closing value for each index on the respective basket setting date and (ii) in the case of the underlying shares, the official closing value of one underlying share on the basket setting date.

Final basket component value:
The final basket component value for each basket component will equal (i) in the case of the indices, the respective closing value for each index on the determination date and (ii) in the case of the underlying shares, the official closing value of one underlying share times the adjustment factor, each as of the determination date.

Multiplier:
The multiplier will be set on the relevant basket setting date based on each basket component’s respective initial basket component value so that each basket component is reflected in the predetermined initial basket value in accordance with its applicable basket component weighting and will remain constant for the term of the Buffered PLUS.

Basket setting dates:
¡ In the case of the Latin America Index and the underlying shares, the pricing date.
¡ In the case of the EuroStoxx Index and the Nikkei 225 Index, the respective index business day for such index immediately following the pricing  date, subject to postponement in the event of a non-index business day or a market disruption event.

Determination date:	June 16, 2011, subject to postponement for non-index business days or non-trading days, as applicable, or market disruption events.
Adjustment factor:	1.0, subject to change upon certain events affecting the underlying shares.

September 2007	Page 5

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Buffer amount:	15%
Minimum payment at maturity:	$1.50 per Buffered PLUS
Maximum payment at maturity:	None
Postponement of maturity date:
If due to a market disruption event or otherwise, the determination date for any basket component is postponed so that it falls less than two trading days prior to the scheduled maturity date, the maturity date will be the second trading day following such determination date as postponed.

Risk factors:	Please see “Risk Factors” on page 10.
General Information
Listing:	The Buffered PLUS will not be listed on any securities exchange.
CUSIP:	617475462
Minimum ticketing size:	100 Buffered PLUS
Tax considerations:
Although the issuer believes the Buffered PLUS should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes, there is uncertainty regarding the U.S. federal income tax consequences of an investment in the Buffered PLUS.

Assuming this characterization of the Buffered PLUS is respected, the following U.S. federal income tax consequences should result.
•  A U.S. Holder should not be required to recognize taxable income over the term of the Buffered PLUS prior to maturity, other than pursuant to a sale or exchange.
•  Upon sale, exchange or settlement of the Buffered PLUS at maturity, a U.S. Holder should generally recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the Buffered PLUS.  Subject to the discussion below concerning the potential application of the “constructive ownership” rule under Section 1260 of the Internal Revenue Code of 1986, as amended, any capital gain or loss recognized upon sale, exchange or settlement of a Buffered PLUS should be long-term capital gain or loss if the U.S. Holder has held the Buffered PLUS for more than one year at such time.

As discussed in the accompanying preliminary pricing supplement under “Description of Buffered PLUS ─ United States Federal Income Taxation ─ Tax Consequences to U.S. Holders ─ Tax Treatment of the Buffered PLUS ─ Potential Application of the Constructive Ownership Rule,” although the matter is not clear, it is possible that an investment in the Buffered PLUS could be treated as a “constructive ownership transaction.”  If such treatment applies, it is not clear to what extent any long-term capital gain of the U.S. Holder in respect of the Buffered PLUS will be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  U.S. investors should consult their tax advisors regarding the potential application of the “constructive ownership” rule.

Please read the discussion under “Risk Factors ― Structure Specific Risk Factors” in this document and the discussion under “Description of Buffered PLUS ─ United States Federal Income Taxation” in the accompanying preliminary pricing supplement concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.

Trustee:	The Bank of New York (as successor trustee to JPMorgan Chase Bank, N.A.)
Calculation agent:	Morgan Stanley & Co. Incorporated (“MS & Co.”)
Use of proceeds and hedging:
The net proceeds we receive from the sale of the Buffered PLUS will be used for general corporate purposes and, in part, in connection with hedging our obligations under the Buffered PLUS through one or more of our subsidiaries.

On or prior to the basket setting date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the Buffered PLUS by taking positions in stocks underlying the indices and in underlying shares, in futures or options contracts on the indices, the underlying shares or any component stocks of the indices or the FTSE/Xinhua China 25 Index listed on major securities markets or positions in any other available securities or instruments that we may wish to use in connection with such hedging.  Such purchase activity could potentially increase the initial basket component values of the basket components, and, therefore, increase the values at which the basket components must close on the determination date before you will receive at maturity a payment that exceeds the stated principal amount of the Buffered PLUS. For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

ERISA:	See “ERISA Matters for Pension Plans and Insurance Companies” in the accompanying preliminary pricing supplement.
Contact:
Morgan Stanley clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

September 2007	Page 6

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Syndicate Information
Issue Price of Buffered PLUS	Selling Concession	Principal Amount of Buffered PLUS for any single investor
$10.00	$0.275	<$999K
$9.95	$0.225	$1MM-$2.99MM
$9.925	$0.20	$3MM-$4.99MM
$9.90	$0.175	>$5MM

Selling concessions allowed to dealers in connection with the offering may be reclaimed by the agent, if, within 30 days of the offering, the agent repurchases the Buffered PLUS distributed by such dealers.

This offering summary represents a summary of the terms and conditions of the Buffered PLUS.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering.

September 2007	Page 7

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

How Buffered PLUS Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the Buffered PLUS based on the following terms:

Stated principal amount:	$10
Leveragefactor:	110%
Buffer amount:	15%

Buffered PLUS Payoff Diagram

At maturity, for each $10 principal amount of Buffered PLUS that you hold, you will receive an amount equal to:

(i) if the basket performance factor is greater than 100%, $10 plus the leveraged upside payment.  The leveraged upside payment will equal $10 times the basket percentage increase times the leverage factor.

(ii) if the basket performance factor is less than or equal to 100% but greater than or equal to 85%, the stated principal amount of $10.

(iii) if the basket performance factor is less than 85%, the sum of (x) $10 times the basket performance factor and (y) $1.50, which will be less than the stated principal amount of $10 per Buffered PLUS.

–	For example, if the basket depreciates 30%, investors would lose 15% of their principal and receive only $8.50 per Buffered PLUS at maturity, or 85% of the stated principal amount.

September 2007	Page 8

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Payment at Maturity

Example 1: The basket performance factor is greater than 100%.

Initial Basket Value:	10
Hypothetical Final Basket Value:	15
Leverage Factor:	110%

In this example,

Basket Performance Factor =

Basket Percentage Increase =

Payment at Maturity	=	$10	+	($10	x	15 – 10	x	110%)	=	$15.50
10

The payment at maturity per Buffered PLUS will be $15.50, or the stated principal amount of $10 plus the leveraged upside payment of $5.50.

Example 2: The basket performance factor is less than 100% but greater than 85%.

Initial Basket Value:	10
Hypothetical Final Basket Value:	9
Leverage Factor:	110%

In this example,

Basket Performance Factor =

The payment at maturity per Buffered PLUS will be the stated principal amount of $10.

Example 3: The basket performance factor is less than 85%.

Initial Basket Value:	10
Hypothetical Final Basket Value:	7
Leverage Factor:	110%

In this example,

Basket Performance Factor =

Payment at Maturity	=	( $10	x	7	) +	$1.50	=	$8.50
10

The payment at maturity per Buffered PLUS will be $8.50, or the sum of (i) $10 times the basket performance factor and (ii) $1.50, which is less than the stated principal amount of $10 per Buffered PLUS.

September 2007	Page 9

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the Buffered PLUS. For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  We also urge you to consult with your investment, legal, tax, accounting and other advisers before you invest in the Buffered PLUS.

Structure Specific Risk Factors

¡
Buffered PLUS do not pay interest or guarantee a return of 100% of your principal.  The terms of the Buffered PLUS differ from those of ordinary debt securities in that the Buffered PLUS do not pay interest, and provide a minimum payment at maturity of only 15% of the stated principal amount for each Buffered PLUS.  If the final basket value is less than 85% of the initial basket value, you will receive for each Buffered PLUS that you hold a payment at maturity that is less than the stated principal amount of each Buffered PLUS by an amount proportionate to the decrease in the value of the basket below 85% of the initial basket value.

¡
Market price influenced by many unpredictable factors.  Several factors will influence the value of the Buffered PLUS in the secondary market and the price at which MS & Co. may be willing to purchase or sell the Buffered PLUS in the secondary market, including: the value, volatility and dividend yield of the basket components, interest and yield rates, time remaining to maturity, geopolitical conditions and economic, financial, political and regulatory or judicial events and creditworthiness of the issuer.

¡
Changes in the value of one or more of the basket components may offset each other. Value movements in the basket components may not correlate with each other.  At a time when the value of one basket component increases, the value of the other basket components may not increase as much, or may even decline in value.  Therefore, in calculating the basket components’ performance and the basket performance factor on the determination date, increases in the value of one basket component may be moderated, or wholly offset, by lesser increases or declines in the value of other basket components.  Furthermore, the basket is not equally weighted among the basket components.  Decreases in the value of a more heavily weighted basket component could moderate or wholly offset increases in the values of the less heavily weighted basket components.

¡
Not equivalent to investing in the basket components.  Investing in the Buffered PLUS is not equivalent to investing in the basket components or its component stocks.  Investors in the Buffered PLUS will not have voting rights or rights to receive dividends or other distributions or any other rights with respect to stocks that constitute the basket components.

¡
The inclusion of commissions and projected profit from hedging in the original issue price is likely to adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase Buffered PLUS in secondary market transactions will likely be lower than the original issue price, since the original issue price included, and secondary market prices are likely to exclude, commissions paid with respect to the Buffered PLUS, as well as the projected profit included in the cost of hedging the issuer’s obligations under the Buffered PLUS.  In addition, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

¡
There are risks associated with investments in securities indexed to the value of foreign equity securities.  Investments in securities indexed to the value of foreign equity securities involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries.  Also, there is generally less publicly available information about foreign companies than about U.S. companies that are subject to the reporting requirements of the Securities and Exchange Commission, and foreign companies are

September 2007	Page 10

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

subject to accounting, auditing and financial reporting standards and requirements different from those applicable to U.S. reporting companies.
¡
The U.S. federal income tax consequences of an investment in the Buffered PLUS are uncertain.  Please read the discussion under “Fact Sheet ― General Information ― Tax considerations” in this document and the discussion under “Description of Buffered PLUS ─ United States Federal Income Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of investing in the Buffered PLUS.  As discussed in the Tax Disclosure Sections, it is possible that the “constructive ownership” rule could apply to the Buffered PLUS, in which case a portion of any long-term capital gain recognized by a U.S. Holder might be recharacterized as ordinary income (which ordinary income would also be subject to an interest charge).  In addition, if the Internal Revenue Service (the “IRS”) were successful in asserting an alternative characterization or treatment for the Buffered PLUS, the timing and character of income on the Buffered PLUS might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one characterization, U.S. Holders could be required to accrue original issue discount on the Buffered PLUS every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the Buffered PLUS as ordinary income.  The Issuer does not plan to request a ruling from the IRS regarding the tax treatment of the Buffered PLUS, and the IRS or a court may not agree with the tax treatment described in this document and the accompanying preliminary pricing supplement.

Underlying Share Specific Risks Factors

¡
The underlying shares are subject to currency exchange risk.  Because the closing price of the underlying shares generally reflects the U.S. dollar value of the securities represented in the FTSE/Xinhua China 25 Index, holders of the Buffered PLUS will be exposed to currency exchange rate risk with respect to each of the currencies in which such securities trade.  An investor’s net exposure will depend on the extent to which the currencies of the component countries strengthen or weaken against the U.S. dollar and the relative weight of each security.  If, taking into account such weighting, the dollar strengthens against the securities represented in the FTSE/Xinhua China 25 Index, the value of the underlying shares will be adversely affected and the payment at maturity on the Buffered PLUS may be reduced.

¡
Adjustments to the underlying shares or to the FTSE/Xinhua China 25 Index could adversely affect the value of the Buffered PLUS. Barclays Global Fund Advisors, which we refer to as BGFA, is the investment adviser to the iShares® FTSE/Xinhua China 25 Index Fund, which seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  FTSE Xinhua Index Limited is responsible for calculating and maintaining the FTSE/Xinhua China 25 Index.  FTSE Xinhua Index Limited can add, delete or substitute the stocks underlying the FTSE/Xinhua China 25 Index or make other methodological changes that could change the value of the FTSE/Xinhua China 25 Index.  Pursuant to its investment strategy or otherwise, BGFA may add, delete or substitute the stocks composing the iShares® FTSE/Xinhua China 25 Index Fund.  Any of these actions could adversely affect the price of the underlying shares and, consequently, the value of the Buffered PLUS.

¡
The antidilution adjustments the calculation agent is required to make do not cover every event that could affect theunderlying shares.  MS & Co., as calculation agent, will adjust the amount payable at maturity for certain events affecting the underlying shares.  However, the calculation agent will not make an adjustment for every event that could affect the underlying shares.  If an event occurs that does not require the calculation agent to adjust the amount payable at maturity, the market price of the Buffered PLUS may be materially and adversely affected.

September 2007	Page 11

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Other Risk Factors

¡
Secondary trading may be limited. The Buffered PLUS will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the Buffered PLUS.  Even if there is a secondary market, it may not provide significant liquidity.  Accordingly, you should be willing to hold your Buffered PLUS to maturity.

¡
Adjustments to the indices could adversely affect the value of the Buffered PLUS.  The applicable index publishers can add, delete or substitute the stocks underlying the indices, and can make other methodological changes that could change the value of the indices; or may discontinue or suspend calculation or publication of the indices at any time.  In these circumstances, MS & Co., as the calculation agent, will have the sole discretion to substitute a successor index that is comparable to the discontinued basket component and is not precluded from considering indices that are calculated and published by MS & Co. or any of its affiliates.  Any of these actions could adversely affect the value of the Buffered PLUS.

¡
Potential adverse economic interest of the calculation agent.  The economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Buffered PLUS.  MS & Co., the calculation agent, is our subsidiary.  As calculation agent, MS & Co., and other affiliates of ours will carry out hedging activities related to the Buffered PLUS or trade in the component stocks of the basket components or other instruments related to the basket components on a regular basis.  Any of these hedging or trading activities on or prior to the basket setting date could potentially increase the initial basket component values of the basket components and, therefore, the values at which the basket components must close on the determination date before you receive a payment at maturity that exceeds the stated principal amount of the Buffered PLUS.  Additionally, such hedging or trading activities during the term of the Buffered PLUS could potentially affect the values of the basket components on the determination date and, accordingly, the amount of cash you will receive at maturity.

September 2007	Page 12

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Information about the Indices

The Dow Jones EuroStoxx 50® Index. The Euro STOXX 50 Index is composed of 50 component stocks of market sector leaders from within the Dow Jones STOXX 600 Supersector Indices, which includes stocks selected from the Eurozone.  The component stocks have a high degree of liquidity and represent the largest companies across all market sectors.  For additional information about the Euro STOXX 50 Index, see “Description of Buffered PLUS—Description of the Indices—The Dow Jones EuroStoxx 50 Index” in the accompanying preliminary pricing supplement.

The Nikkei 225 Index. The Nikkei 225 Index currently is based on 225 underlying stocks trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries.  All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE.  Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE.  For additional information about the Nikkei 225 Index, see “Description of Buffered PLUS—Description of the Indices—The Nikkei 225 Index” in the accompanying preliminary pricing supplement.

The S&P Latin America 40® Index.  The Latin America Index is intended to be a measure of the Latin American economy. Its 40 constituents capture approximately 70% of the total market capitalization of four major Latin American markets: Argentina, Brazil, Chile and Mexico. Prices for the Latin America Index are collected in local currencies and index values are released in U.S. dollars. For additional information about the Latin America Index, see “Description of Buffered PLUS—Description of the Indices— The S&P Latin America 40 Index” in the accompanying preliminary pricing supplement.

The iShares® FTSE/Xinhua China 25 Index Fund.  The iShares® FTSE/Xinhua China 25 Index Fund is an exchange-traded fund managed by iShares®, Inc., a registered investment company.  iShares®, Inc. consists of numerous separate investment portfolios, including the iShares® FTSE/Xinhua China 25 Index Fund.  This fund seeks investment results that correspond generally to the price and yield performance, before fees and expenses, of the FTSE/Xinhua China 25 Index.  It is possible that this fund may not fully replicate the performance of the FTSE/Xinhua China 25 Index due to the temporary unavailability of certain securities in the secondary market or due to other extraordinary circumstances.
iShares® is a registered mark of Barclays Global Investors, N.A. (“BGI”).  The Buffered PLUS are not sponsored, endorsed, sold, or promoted by BGI.  BGI makes no representations or warranties to the owners of the Buffered PLUS or any member of the public regarding the advisability of investing in the Buffered PLUS.  BGI has no obligation or liability in connection with the operation, marketing, trading or sale of the Buffered PLUS.

The FTSE/Xinhua China 25 Index.  The FTSE/Xinhua China 25 Index is quoted in Hong Kong dollars (“HKD”) and currently is based on the 25 largest and most liquid Chinese stocks (called “H-shares” and “Red Chip” shares) based on full market-capitalization value, listed and trading on the HKSE.  For additional information about the FTSE/Xinhua China 25 Index, see “Description of Buffered PLUS—The FTSE/Xinhua China 25 Index” in the accompanying preliminary pricing supplement.

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Buffered PLUS based on the performance of
a basket composed of equity indices and shares

License Agreement between STOXX Limited and Morgan Stanley. “Dow Jones EURO STOXX 50®” and “STOXX®” are registered trademarks of STOXX Limited and have been licensed for use for certain purposes by Morgan Stanley.  The Buffered PLUS are not sponsored, endorsed, sold or promoted by STOXX Limited, and STOXX Limited makes no representation regarding the advisability of investing in the Buffered PLUS.  See “Description of Buffered PLUS—License Agreement between STOXX Limited and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement between Nikkei Inc. and Morgan Stanley. As of the Original Issue Date, we will have received the consent of Nikkei Inc., the publisher of the Nikkei 225 Index, to use and refer to the Nikkei 225 Index in connection with the Buffered PLUS.  Nikkei Inc. has the copyright to the Nikkei 225 Index.  All rights to the Nikkei 225 Index are owned by Nikkei Inc.  Nikkei Inc. has no relationship to us or the Buffered PLUS; it does not sponsor, endorse, authorize, sell or promote the Buffered PLUS, and has no obligation or liability in connection with the administration, marketing or trading of the Buffered PLUS or with the calculation of the return on your investment.  See “Description of Buffered PLUS—License Agreement between Nikkei Inc. and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement between Standard & Poor’s Corporation and Morgan Stanley. “Standard & Poor’s®,” “S&P®,” “S&P Latin America 40®” and “S&P Latin America 40 Index®” are trademarks of The McGraw-Hill Companies, Inc. and have been licensed for use by Morgan Stanley.  The Buffered PLUS have not been passed on by Standard & Poor’s Corporation and its affiliates as to their legality or suitability.  The Buffered PLUS are not issued, endorsed, sold or promoted by Standard & Poor’s Corporation and its affiliates. STANDARD & POOR’S CORPORATION AND ITS AFFILIATES MAKE NO WARRANTIES AND BEAR NO LIABILITY WITH RESPECT TO THE BUFFERED PLUS.  See “Description of Buffered PLUS—License Agreement between Standard & Poor’s Corporation and Morgan Stanley” in the accompanying preliminary pricing supplement.

License Agreement between FTSE Xinhua Index Limited and Morgan Stanley. “FTSETM” and “FootsieTM” are trademarks of London Stock Exchange Plc and The Financial Times Limited and are used by FTSE International Limited under license.  The Buffered PLUS are not in any way sponsored, endorsed, sold or promoted by FTSE Xinhua Index Limited or by The London Stock Exchange Plc or by The Financial Times Limited and neither FTSE Xinhua Index Limited or The London Stock Exchange Plc or The Financial Times Limited makes any warranty or representation whatsoever, expressly or impliedly, either as to the results to be obtained from the use of the FTSE/Xinhua China 25 Index and/or the figure at which the FTSE/Xinhua China 25 Index stands at any particular time on any particular day or otherwise.  See “Description of Buffered PLUS—License Agreement between FTSE Xinhua Index Limited and Morgan Stanley” in the accompanying preliminary pricing supplement.

Historical Information

The following tables set forth the published high, low and end of quarter closing prices for each of the basket components for each calendar quarter from January 1, 2002 to August 22, 2007 (with the exception of the underlying shares which commenced trading on October 8, 2004).  The graphs following each basket component’s table set forth the historical performance of each respective basket component for the same period.  The index closing value for the EuroStoxx Index, the Nikkei 225 Index and the Latin America Index, and the share closing value of the underlying shares, on August 22, 2007 were 4,226.52, 15,900.64, 3,865.29 and 137.92, respectively.  We obtained the information in the tables and graphs from Bloomberg Financial Markets without independent verification.  The historical prices and historical performance of the basket components should not be taken as an indication of future performance.  We cannot give you any assurance that the basket performance factor at maturity will be greater than 100% so that you will receive a payment in excess of the stated principal amount of $10 for each Buffered PLUS.  Because your return is linked to the performance of the basket at maturity, there is no guaranteed return of 100% percent of your principal.

September 2007	Page 14

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Dow Jones EURO STOXX 50® Index	High	Low	Period End
2002
First Quarter	3,833.09	3,430.18	3,784.05
Second Quarter	3,748.44	2,928.72	3,133.39
Third Quarter	3,165.47	2,187.22	2,204.39
Fourth Quarter	2,669.89	2,150.27	2,386.41
2003
First Quarter	2,529.86	1,849.64	2,036.86
Second Quarter	2,527.44	2,067.23	2,419.51
Third Quarter	2,641.55	2,366.86	2,395.87
Fourth Quarter	2,760.66	2,434.63	2,760.66
2004
First Quarter	2,959.71	2,702.05	2,787.49
Second Quarter	2,905.88	2,659.85	2,811.08
Third Quarter	2,806.62	2,580.04	2,726.30
Fourth Quarter	2,955.11	2,734.37	2,951.01
2005
First Quarter	3,114.54	2,924.01	3,055.73
Second Quarter	3,190.80	2,930.10	3,181.54
Third Quarter	3,429.42	3,170.06	3,428.51
Fourth Quarter	3,616.33	3,241.14	3,578.93
2006
First Quarter	3,874.61	3,532.68	3,853.74
Second Quarter	3,890.94	3,408.02	3,648.92
Third Quarter	3,899.41	3,492.11	3,899.41
Fourth Quarter	4,140.66	3,880.14	4,119.94
2007
First Quarter	4,272.32	3,906.15	4,181.03
Second Quarter	4,556.97	4,189.55	4,489.77
Third Quarter (through August 22, 2007)	4,557.57	4,062.33	4,226.52

September 2007	Page 15

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

Nikkei 225 Index	High	Low	Period End
2002
First Quarter	11,919.30	9,420.85	11,024.94
Second Quarter	11,979.85	10,074.56	10,621.84
Third Quarter	10,960.25	9,075.09	9,383.29
Fourth Quarter	9,215.56	8,303.39	8,578.95
2003
First Quarter	8,790.92	7,862.43	7,972.71
Second Quarter	9,137.14	7,607.88	9,083.11
Third Quarter	11,033.32	9,265.56	10,219.05
Fourth Quarter	11,161.71	9,614.60	10,676.64
2004
First Quarter	11,770.65	10,365.40	11,715.39
Second Quarter	12,163.89	10,505.05	11,858.87
Third Quarter	11,896.01	10,687.81	10,823.57
Fourth Quarter	11,488.76	10,659.15	11,488.76
2005
First Quarter	11,966.69	11,238.37	11,668.95
Second Quarter	11,874.75	10,825.39	11,584.01
Third Quarter	13,617.24	11,565.99	13,574.30
Fourth Quarter	16,344.20	13,106.18	16,111.43
2006
First Quarter	17,059.66	15,341.18	17,059.66
Second Quarter	17,563.37	14,218.60	15,505.18
Third Quarter	16,385.96	14,437.24	16,127.58
Fourth Quarter	17,225.83	15,725.94	17,225.83
2007
First Quarter	18,215.35	16,642.25	17,287.65
Second Quarter	18,240.30	17,028.41	18,138.36
Third Quarter (through August 22, 2007)	18,261.98	15,273.68	15,900.64

September 2007	Page 16

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

S&P Latin America 40 Index	High	Low	Period End
2002
First Quarter	1,109.32	960.49	1,082.84
Second Quarter	1,114.17	788.84	825.55
Third Quarter	823.74	630.64	630.64
Fourth Quarter	762.85	629.86	745.36
2003
First Quarter	802.56	671.32	725.25
Second Quarter	908.46	736.73	888.23
Third Quarter	1,020.78	887.03	997.42
Fourth Quarter	1,185.98	1,010.82	1,185.98
2004
First Quarter	1,294.98	1,194.68	1,256.38
Second Quarter	1,291.31	1,019.71	1,163.08
Third Quarter	1,311.51	1,142.48	1,309.69
Fourth Quarter	1,590.70	1,296.86	1,590.70
2005
First Quarter	1,781.06	1,475.91	1,611.45
Second Quarter	1,798.65	1,532.15	1,790.74
Third Quarter	2,311.65	1,783.78	2,311.65
Fourth Quarter	2,509.76	2,064.01	2,389.73
2006
First Quarter	2,853.10	2,397.08	2,742.68
Second Quarter	3,123.66	2,191.66	2,628.68
Third Quarter	2,776.61	2,477.26	2,738.73
Fourth Quarter	3,316.58	2,696.92	3,316.58
2007
First Quarter	3,537.81	3,100.74	3,469.93
Second Quarter	4,266.58	3,510.58	4,125.63
Third Quarter (through August 22, 2007)	4,511.48	3,491.73	3,865.29

September 2007	Page 17

Buffered PLUS based on the performance of
a basket composed of equity indices and shares

iShares® FTSE/Xinhua China 25 Index Fund	High	Low	Period End
2004
Fourth Quarter (from October 8, 2004)	56.50	50.60	55.47
2005
First Quarter	57.80	52.00	54.60
Second Quarter	57.51	52.74	57.11
Third Quarter	65.80	56.82	64.24
Fourth Quarter	64.60	56.65	61.62
2006
First Quarter	74.55	62.99	74.28
Second Quarter	83.73	66.00	76.80
Third Quarter	82.05	73.44	81.35
Fourth Quarter	112.40	81.39	111.45
2007
First Quarter	116.40	91.65	102.43
Second Quarter	129.94	104.48	128.85
Third Quarter (through August 22, 2007)	142.58	119.74	137.92

September 2007	Page 18